Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement” or “Employment Agreement”) dated August 23, 2017 (the “Effective Date”) between Ed Lang (“Employee”) and Nuverra Environmental Solutions, Inc. (the “Company”) (each of the Employee and the Company, a “Party,” and collectively, the “Parties”) provides:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Previous Agreement Superseded. Any previous agreement or understanding, whether written or oral, relating to your employment by the Company is hereby superseded, replaced in its entirety by this Agreement and considered null and void.

2.    Definitions.

a.    “Board of Directors” means the Board of Directors of the Company.

b.    “Cause” means any one (1) or more of the following:

(i)    Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude;

(ii)    A finding by a majority of the Board of Directors of Employee’s fraud, embezzlement or conversion of the Company’s property or Employee’s material and intentional unauthorized use, misappropriation, distribution or diversion of tangible or intangible asset or corporate opportunity of the Company;

(iii)    A finding by a majority of the Board of Directors of Employee’s knowing breach of any of Employee’s fiduciary duties to any company in the Company Group or the Company’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other) or prospects of any company in the Company Group;

(iv)    Employee’s alcohol or substance abuse, which materially interferes with Employee’s ability to discharge the duties, responsibilities and obligations prescribed by this Agreement as determined by a majority of the Board of Directors;

(v)    Employee’s material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of any company in the Company Group as determined by a majority of the Board of Directors;

(vi)    Employee’s gross insubordination, negligence, recklessness or willful misconduct relating to the business or affairs of the Company that results in material harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors, provided that (x) any finding or determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations hereunder; and (y) a finding or determination of Cause by the Board of Directors may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice Employee has failed to cure the facts and circumstances set forth in such notice.

c.    “Change in Control” shall have the meaning set forth in the MIP. Notwithstanding anything to the contrary herein, the fact that a transaction or event is defined as a Change in Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of or in control for purposes of, including but not limited to, any determination or definition of any licensing agency or for determining the duties of the Board of Directors under applicable corporate law.

d.    “COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and any similar state law.

e.    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

f.    “Company Group” shall mean the entities listed on Schedule 1.

g.    “Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to, invest in, or become a director, officer, agent, partner, member, independent contractor or shareholder of any Competitive Business, as defined below. As used in this Agreement, “Compete” does not include purely passive investments in any publicly traded company so long as Employee does not directly or indirectly own, acquire or obtain options to acquire, 5% or more of any class of shares in such company.

h.    “Competitive Business” means any environmental solutions business conducted in connection with oil or gas exploration or production which provides transportation, treatment, recycling, or disposal, relating to water, wastewater, drilling mud, drilling wastes, or related products or services as advertised on the Company’s website from time to time, and any other related services the Company plans to provide to the Company’s customers as demonstrated in the Company’s internal strategic plans or other internal planning-related documentation or in the event such planned services have been presented to or considered by the Company’s Board of Directors or the Company’s officers, unless the Board of Directors or officer, as applicable, have abandoned or made a determination not to pursue such plans.

i.    “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software, storage media or other compilation of information, patent, patent application, copyright, “know-how”, trade secrets, customer or prospective customer lists or information, details of client, consultant, vendor, supplier or manufacturer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of any company in the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder.

j.    “Disability” means Employee is either:

(i)    determined to be totally disabled by the Social Security Administration; or

(ii)    determined to be disabled pursuant to the Company’s disability plans for a period of at least six (6) months in any twelve (12) month period.

k.    “Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, shall mean any of the following conditions, provided Employee provides the Company with actual notice of the condition giving rise to the termination within sixty (60) days of Employee’s knowledge of the initial existence of the condition, provides the Company with the opportunity to cure within thirty (30) days of the notice, and terminates employment within one hundred twenty days (120) of Employee’s first obtaining knowledge of the initial existence of the condition:

(i)    A material diminution in Employee’s authority, duties or responsibilities; provided that, a material diminution of Employee’s authority, duties or responsibilities shall be deemed to have occurred if Employee ceases to have such authorities, duties or responsibilities with respect to the entity which is the ultimate parent entity of the Company Group following a Change in Control; or

(ii)    A requirement that Employee report to any person or entity other than the Board of Directors or the CEO of the Company; or

(iii)    A material change in the geographic location at which the Employee must perform the services, including a change in the location of the Company’s principal office which requires Employee’s ordinary commuting distance to increase by fifty (50) or more miles;

(iv)    The Company’s delivery of a notice of nonrenewal of the Term of Employment pursuant to Section 2.q. below; or

(v)    Any other action or inaction that constitutes a material breach by the Company of this Agreement and such breach is not cured as set forth above.

l.     “MIP” means that certain management incentive plan adopted by the Company in 2017 following the approval of its reorganization under Chapter 11 of the Bankruptcy Code.

m.    “Market” means the United States. If a court, arbitrator or arbitration panel finds that this definition of Market is unreasonable, then the Market will be considered to mean all states in which the Company has provided services to a customer. If a court, arbitrator or arbitration panel finds the definition of Market contained in the preceding sentence is unreasonable, then the Market shall mean all states in which the Company has provided services to a customer during the twelve (12) month period prior to the Termination Date.

n.    “Position” means the particular position of Executive Vice President and Chief Financial Officer.

o.    “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

p.     “Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code and the regulatory and other guidance promulgated thereunder (“Code Section 409A”). The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures compliant with Code Section 409A.

q.    “Term of Employment” means the period commencing on the Effective Date and ending on the earlier of (i) a termination of employment pursuant to the terms of this Agreement and (ii) the third anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Employee’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least three (3) months in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable.

r.    “Termination Date” shall mean the last day of Employee’s employment with the Company.

3.    Nature of Employment. Subject to the terms of this Agreement, the Company hereby agrees to employ Employee in the Position, and Employee hereby agrees to accept such employment in the Position, for the Term of Employment under this Agreement.

4.    Extent of Employment. While employed:

a.    Employee shall perform the duties of the Position faithfully and to the best of Employee’s ability at the principal offices of the Company or in such locations as may be designated from time to time by the Company or as may be necessary to fulfill the duties of the Position, except for reasonable travel in connection with the Company’s business incident to the performance of Employee’s duties. Such duties shall include, but not be limited to, such duties as may be reasonably specified from time to time by the Board of Directors or the CEO of the Company. Employee shall report to the CEO of the Company, or as otherwise directed by the Board of Directors.

b.    Employee shall abide by the policies, rules, customs, and usages as established by or existing at the Company.

c.    Employee shall devote all of Employee’s business time, energy and skill as may be reasonably necessary for the performance of the duties, responsibilities, and obligations of the Position. With the approval of the CEO or the Board of Directors, which shall not be unreasonably withheld, Employee may serve (i) in any capacity with any civic, educational or charitable organization and/or (ii) as a member of the board of directors of no more than two (2) companies (other than the Company), in each case provided such services do not interfere with Employee’s obligations to the Company.

d.    Employee shall not knowingly breach or violate any Regulations or rules of any governmental or regulatory body in any material respect and shall not act in any manner which might reasonably be expected to have a material adverse effect on the ongoing business, properties, assets, operations, condition (financial or other), business relationships or prospects of any company in the Company Group.

e.    Employee shall not commit or engage in any conduct, through action or omission, which would constitute any of the offenses set forth in the definition of “Cause” under this Agreement.

5.    Compensation. While Employee is employed by the Company, the Company shall pay Employee:

a.    Base Salary. A base salary, paid in accordance with the Company’s normal payroll schedule, at a rate of $350,000 per annum (the “Base Salary”). The Board of Directors or its Compensation Committee, as applicable, shall annually, and in its sole discretion, determine whether the Base Salary should be increased and, if so, in what amount.

b.    Incentive Compensation.

(i)    Employee shall be eligible to participate in such incentive compensation plans that have been approved or may in the future be approved by the shareholders of the Company and/or the Board of Directors, as applicable, and administered by the Board of Directors. Employee’s participation level in such plans (determined on a percentage of salary basis) shall not be less than the participation level of other named executive officers of the Company other than the CEO (subject to any applicable performance and/or vesting criteria).

(ii)    Employee shall be eligible to participate in the MIP on terms and conditions determined at the discretion of the Board of Directors. In connection with a grant of equity or equity-based compensation under the MIP, the Employee shall enter into an award agreement in a reasonable form to be provided by the Company that shall contain the terms and conditions of such award, consistent with the terms of the MIP.

c.    Clawback. The provisions of Section 5.b and 5.c. shall be subject to any clawback policy required by applicable Regulations of the Securities and Exchange Commission and adopted by the Company in accordance with such Regulations.

6.    Reimbursement of Expenses. While Employee is employed, the Company shall reimburse Employee for reasonably documented travel expenses, entertainment and other expenses reasonably incurred by Employee in connection with the performance of the duties of the Position and, in each case, according to the reasonable rules, policies, customs and procedures promulgated by the Company from time to time. All reimbursements shall be made within thirty (30) days of Employee’s submission of any reasonably documented expense reimbursement claim, but no later than the last day of the year immediately following the year in which the expense was incurred. The amount of expenses eligible for reimbursement provided during one (1) taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during any other taxable year. Employee may not elect to receive cash or any other benefit in lieu of the reimbursements provided by this Section.

7.    Benefits. While Employee is employed, the Employee shall be entitled to perquisites and benefits established from time to time, at the sole discretion of the Board of Directors for the Position, including without limitation, health, short and long term disability, pension and life insurance benefits consistent with past practice, or as increased from time to time; provided that the perquisites and benefits provided to Employee shall be at least substantially equal to those provided to any other officer of the Company.

8.    Termination of Employment for Cause or without Good Reason. At any time during the Term of Employment, the Company may terminate Employee’s employment for Cause effective upon the giving to Employee a written notice of termination. If Employee’s employment is terminated for Cause or Employee voluntarily terminates Employee’s employment without Good Reason, Employee shall be entitled to:

a.    Payment of accrued and unpaid base salary and unused vacation through the Termination Date in accordance with applicable law;

b.    Reimbursement for expenses incurred through the Termination Date as set forth in Section 6.

9.    Termination of Employment without Cause, for Good Reason, upon Change of Control, or due to the Death or Disability of Employee. During the Term of Employment, the Company may terminate Employee’s employment without Cause and without providing notice to Employee, and Employee may terminate Employee’s employment with the Company for Good Reason. Employee’s death or Disability shall cause a termination of Employee’s employment.

a.     Termination Without Cause or For Good Reason — No Change of Control. During the Term of Employment, if Employee is terminated by the Company without Cause or if Employee terminates Employee’s employment for Good Reason, either of which occurs without a Change of Control, Employee shall be entitled to the following items within sixty (60) days following the Termination Date (except as provided in Section 9.a.(iii) below) so long as Employee has signed and not revoked the Release described in Section 12 below during such sixty (60) day period (provided, however, consistent with Section 12, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will be made in the second calendar year):

(i)    The Company shall provide the items set forth in Section 8.a. and 8.b. above.

(ii)    The Company shall pay to Employee a lump sum severance pay amount equal to the sum of (aa) twelve (12) months of the Base Salary in effect immediately prior to the Termination Date, and (bb) twelve (12) months of the Company’s COBRA premiums in effect on the Termination Date (based on Employee’s coverage status under the Company’s group health plan on the Termination Date).

(iii)    The Company shall pay Employee a lump sum amount equal to at least one hundred percent (100%) of the bonus or bonuses attributable to the fiscal year during which the Termination Date occurs if such bonus or bonuses would have been earned and paid but for the termination of Employee’s employment. Notwithstanding the requirement stated in this Section 9.a. above to provide amounts within sixty (60) days following the Termination Date, the payment required under this Section 9.a.(iii) shall be paid to Employee on the same date as such fiscal year bonuses are paid to the Company’s active employees in the next year, which is the date Employee would have received such bonus payment had Employee remained continuously employed by the Company.

(iv)    Acceleration in full, effective as of the Termination Date, of the vesting and or exercisability of all then outstanding equity awards (excluding such portion of any equity awards (A) whose vesting is based on performance-based criteria and (B) that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (other than options granted at fair market value) (each, a “Performance-Based Award”)) held by Employee. The time-based vesting and exercisability (if any) of all Performance-Based Awards held by Employee shall accelerate effective as of the Termination Date, and any Performance-Based Award shall become vested and exercisable only if the applicable performance-based criteria are satisfied at the end of the applicable period relating to such award, at which time such Performance-Based Award shall become fully vested and exercisable. The term of any option that is treated as a Performance-Based Award shall include any period referred to in the preceding sentence during which the option shall not be terminated. Any Performance-Based Award for which the performance criteria are not satisfied within the applicable performance period shall terminate at the end of such period.

(v)    Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease to be effective as of the Termination Date, unless such benefit, program or plan is inalienable under the law.

b.    Termination Without Cause or For Good Reason — Change of Control. During the Term of Employment, if Employee is terminated by the Company without Cause or if Employee terminates Employee’s employment for Good Reason, either of which occurs within twelve (12) months after a Change of Control, or if Employee is terminated by the Company without Cause within six (6) months prior to a Change of Control if such termination was in contemplation of such Change in Control, Employee shall be entitled to the following items within sixty (60) days following the Termination Date so long as Employee has signed and not revoked the release described in Section 12 below during such sixty (60) day period (provided, however, consistent with Section 12, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will be made in the second calendar year):

(i)    Except as provided in Section 9.b.(iii) and (iv), all of the payments and benefits as set forth in Section 9.a. above;

(ii)    An additional lump sum severance payment equal to the sum of (aa) twelve (12) months of the Base Salary in effect immediately prior to the Termination Date and (bb) twelve (12) months of the Company’s COBRA premiums in effect on the Termination Date (based on Employee’s coverage status under the Company’s group health plan on the Termination Date);

(iii)    In lieu of payment pursuant to Section 9.a.(iii), a lump sum payment equal to one hundred percent (100%) of all bonuses attributable to the fiscal year during which the Termination Date occurs at target; and

(iv)    Acceleration in full, effective as of the Termination Date, of all Performance-Based Awards regardless of whether or not such Performance-Based Awards would become vested and exercisable pursuant to Section 9.a.(iv).

c.    Disability. Unless otherwise prohibited by law, Employee’s employment with the Company will terminate on the effective date of Employee’s Disability. The effective date of Employee’s Disability, which will be Employee’s Termination Date for purposes of this Section 9.c., is the last day of the third (3rd) month on which Employee receives disability benefits pursuant to a Company sponsored disability plan or the day on which Employee is determined to be totally disabled by the Social Security Administration. Employee shall be entitled to the following items within sixty (60) days following the Termination Date of Employee’s employment termination due to Disability, so long as Employee has signed and not revoked the release described in Section 12 below during such sixty (60) day period ( provided, however, consistent with Section 12, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payments will be made in the second calendar year):

(i)    All the payments and benefits set forth in Section 9.a.(i), (iv) and (v); and

(ii)    Disability benefits under the applicable plan or practice.

d.    Death. If Employee dies during the Term of Employment , Employee’s estate shall be entitled to the following items:

(i)    All the payments and benefits set forth in Section 9.a.(i), (iv) and (v); and

(ii)    Employee’s dependents, if any, who are covered by the Company’s group health plan at the time of Employee’s death shall be eligible for the COBRA continuation coverage.

e.    If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to the termination of Employee’s employment with the Company (“Payment”), would:

(i)    constitute a “parachute payment” within the meaning of Section 280G of the Code, and

(ii)    but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be whichever of the following amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax:

(a)    the full amount of such Payment; or

(b)    such lesser amount (with cash payments being reduced) as would result in no portion of the Payment being subject to the Excise Tax.

(iii)    All determinations required to be made under this Section 9.f., including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a national independent accounting firm registered with the Public Company Accounting Oversight Board as will be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employee and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of making the calculations required by this Section 9.f., the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

(iv)    To the extent any reduction of the Payments becomes necessary pursuant to this Section 9.e., the reduction first shall apply to amounts payable pursuant to this Section 9, or pursuant to any other arrangement, that are not subject to Section 409A of the Code. If the amount of the necessary reduction exceeds the amount of the payments described in the preceding sentence, the reduction will then apply on a proportional basis to amounts payable to Employee that are subject to the requirements of Section 409A of the Code.

f.    Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment under this Agreement may be accelerated or subject to a further deferral except as provided in 26 C.F.R. § 1.409A-3(j)(4) or to the extent such payment constitutes a “short-term deferral” within the meaning of Code Section 409A.

g.    The Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

h.    If the Company fails to make any payment under this Agreement, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to 26 C.F.R. § 1.409A-3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with 26 C.F.R. § 1.409A-3(g).

i.    For purposes of this Agreement, Employee’s Termination Date shall be the date on which Employee incurs a “Separation from Service.” For this purpose, the term “Separation from Service” means either (1) the termination of Employee’s employment with the Company and all affiliates, or (2) a permanent reduction in the level of bona fide services that Employee provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services that Employee provided to the Company and all affiliates in the immediately preceding thirty-six (36) months, with the level of bona fide services to be calculated in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

Employee’s relationship is treated as continuing while Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as Employee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If Employee’s period of leave exceeds six (6) months and Employee’s right to reemployment is not provided either by statute or by contract, the relationship between Employee and the Company is deemed to terminate on the first (1st) day immediately following the expiration of such six (6) month period. Whether a termination has occurred will be determined based on all of the facts and circumstances.

For purposes of this paragraph, the term “affiliate” shall have the meaning set forth in 26 C.F.R. § 1.409A-1(h)(3) (which generally requires 50% common ownership).

If Employee is providing services to the Company in more than one (1) capacity, for example as both an employee and a member of the Board of Directors or an independent contractor for the Company, Employee must terminate employment with or services to the Company in all capacities in order to have a Separation from Service for purposes of this Agreement.

j.    This Agreement shall be administered in compliance with Section 409A of the Code or an exception thereto, including, without limitation, the short-term deferral exception within the meaning of 26 C.F.R.§1.409A-1(b)(4) and separation pay due to involuntary separation from service within the meaning of 26 C.F.R.§1.409A-1(b)(9)(iii). Each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Payments pursuant to this section are intended to constitute separate payments for purposes of 26 C.F.R. § 1.409A-2(b)(2).

Notwithstanding any of the foregoing, if the Employee is a Specified Employee on the Termination Date, all payments and benefits that constitute nonqualified deferred compensation within the meaning of Code Section 409A that do not satisfy the requirements of an exception to Code Section 409A, if any, that are to be made following the fifteenth (15th) day of the third (3rd) month of the Employee’s taxable year following the Employee’s taxable year in which the Termination Date occurred, but before the date which is six (6) months following the Termination Date, shall be delayed and paid in a lump-sum on the first (1st) day of the seventh (7th) month following the Employee’s Termination Date or, if earlier, the date the Employee dies following the Termination Date.

10.    Mitigation or Reduction of Benefits. In the event of termination of employment as set forth in Section 9 above, Employee shall not be required to mitigate the amount of any payment provided for in that Section by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 9 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date.

11.    [Intentionally Omitted]

12.    Release. In order to receive payments and benefits described in Section 9, other than those provided in Section 8 and those provided in the event of Employee’s death, Employee must execute a Release substantially in the form attached as Exhibit A, and that Release must become effective by Employee not revoking it. If Employee fails to sign the Release within the period provided in the Release, or if Employee revokes the Release within the seven (7) day revocation period provided therein, Employee will forfeit any right to the payments and benefits described in Section 9. As a general rule, Employee shall receive the Release from the Company on or before Employee’s Termination Date, but in no event will Employee receive the Release more than ten (10) days following Employee’s Termination Date. Notwithstanding anything in this Agreement to the contrary, if the period during which Employee may consider and revoke the Release spans two (2) calendar years, any payments to which Employee is entitled pursuant to Sections 9.a.(ii), 9.b.(ii) and 9.c.(i) shall be made in the second (2nd) calendar year.

13.    Covenant Not to Compete. In consideration of this Agreement, and the employment under it, the parties agree to the following Covenant Not to Compete.

a.    Post-Termination Restrictions. Employee acknowledges that the services provided under this Agreement give Employee the opportunity to have special knowledge of the Company, its Confidential Information, and the capabilities of individuals employed by or affiliated with the Company. Employee further acknowledges that interference with those business or employment relationships with the Company would cause irreparable injury to the Company. Consequently, Employee covenants and agrees as follows:

(i)    Non-Competition. From the Effective Date hereof until twelve (12) months after the Termination Date, without the express written approval of a majority of the Board of Directors, Employee will not directly or indirectly, Compete against Company anywhere in the Market.

(ii)    Non-Solicitation. From the effective date hereof until twelve (12) months after the Termination Date (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this Section 13, the period which is required for such litigation), Employee will not, without the express prior written approval of a majority of the Board of Directors, directly or indirectly: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twelve (12) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company; or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter of recommendation to an employee of the Company with respect to a future or any other employment opportunity.

b.    Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 13 (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 13 of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of Confidential Information is inevitable and the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused. Employee further specifically acknowledges that the scope and term of this Section 13 would not preclude Employee from earning a living in an occupation or position with an entity that is not a Competitive Business.

c.    Company’s Right to Cease and Recoup Payments and Obtain Injunctive Relief. In the event of a breach or imminent breach of any of Employee’s duties or obligations under this Agreement, provided the Company has provided Employee with written notice specifying the breach or imminent breach and Employee has failed to cure such breach or has committed such imminent breach within five (5) calendar days of such notice, the Company shall be entitled to immediately cease all payments and benefits to Employee under Section 9 and, in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under Section 9 of this Agreement after the commencement of Employee’s breach. Employee agrees that if Employee breaches any duties or obligations Employee has under Section 13 and/or Section 14 of this Agreement, that, except for sums set forth in Section 8, Employee has no right to any money or benefits under Section 9 of this Agreement and that Employee must return any money paid to Employee under that section. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach without being required to post a bond, surety or other security therefor. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of this Agreement would be largely irreparable. Each party undertakes and agrees that if he/it breaches or threatens to breach the Agreement, he/it shall be liable for any attorneys’ fees and costs incurred by the other party in enforcing its rights hereunder.

d.    Employee Agreement to Disclose this Agreement. Employee agrees to disclose the terms of this Agreement to any potential future employer, and Employee consents to the Company’s disclosure of the terms of this Agreement to any potential future employer.

e.    Survival. The terms of this entire Section 13 shall survive the termination of Employee’s employment under this Agreement regardless of who terminates employment or the reasons therefore.

14.    Confidential Information.

a.    During and after the Term of Employment, Employee will not, directly or indirectly, in one (1) or a series of transactions, disclose to any person, or use or otherwise exploit for the Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by the Employee in connection with the performance of Employee’s duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law or requested by a governmental agency; provided, however, that in the event disclosure is required by applicable law or requested by a governmental agency, the Employee shall provide the Company with prompt notice of such requirement or request, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Term of Employment exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

b.    The terms of this entire Section 14 shall survive the termination of Employee’s employment under this Agreement regardless of who terminates employment or the reasons therefore.

15.    Indemnification and Insurance. Employee will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by applicable law and by the Company’s bylaws, Certificate of Incorporation and standard form of Indemnification Agreement, if any, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to other Company senior executive officers.

16.    Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third (3rd) business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first (1st) business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Attention: Chief Executive Officer

With a copy to:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, Arizona 85254

Attention: Vice President of Human Resources

If to Employee:

Ed Lang

54 Ocean Drive

Kiawah Island, SC 29455

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

17.    Agreement to Arbitrate. Except with respect to an action the Company to enforce the terms of Sections 13 or 14, which may be commenced and venued in the state or federal courts located in Phoenix, Arizona, all disputes or claims regarding this Agreement, Employee’s employment with the Company or the termination of Employee’s employment shall be submitted for resolution exclusively to binding arbitration under the Employment Arbitration Rules of the American Arbitration Association in Maricopa County, Arizona. The parties shall bear their own attorneys’ fees, and shall bear equally the expenses of the arbitral proceedings, including without limitation the fees of the arbitrator.

18.    Successors; Binding Agreement.

a.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be deemed to be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

b.    This Agreement is personal to Employee, and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of, and be enforceable by, Employee’s legal representatives, executors, administrators, heirs and beneficiaries.

19.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. A court, arbitrator or arbitration panel may reasonably modify this Agreement by rewriting it and/or may “blue-pencil” this Agreement by striking things out.

20.    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

21.    Counterparts. This Agreement may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

22.    Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of, Employee’s rights with respect to any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith.

23.    Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

24.    Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by the Chairman of the Compensation Committee of the Board of Directors or the Chairman’s designee.

25.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict/choice of law principles.

26.    Taxes. All payments and benefits under this Agreement are subject to applicable tax withholdings, and the tax treatment of such payments and benefits is not warranted or guaranteed by the Company. Neither the Company nor its affiliates shall be liable for any taxes, penalties, or other monetary amounts owed by Employee or any other person as a result of any payments or the provision of any benefits under this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Mark D. Johnsrud
Its:	Chief Executive Officer

EMPLOYEE:

/s/ Ed Lang
Ed Lang

SCHEDULE 1

Companies in the Company Group consist of:

Nuverra Environmental Solutions, Inc.

Heckmann Water Resources Corp

Heckmann Water Resources (CVR), Inc.

HEK Water Solutions, LLC

1960 Well Services, LLC

Appalachian Water Services, LLC

Badlands Powers Fuels, LLC

Badlands Leasing, LLC

Badlands Leasing, LLC

Nuverra Rocky Mountain Pipeline, LLC

Landtech Enterprises, LLC

Exhibit A

RELEASE

This RELEASE (the “Release”) dated    ,                  is by and between {*} (“Employee”) and {Nuverra Environmental solutions, Inc.}, (“Company”);

WHEREAS, the Company and Employee are parties to an Employment Agreement dated {*} (the “Employment Agreement”), which provides certain protection to Employee during employment and upon termination of employment; and

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Employment Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.    Mutual Promises. The Company undertakes the obligations contained in the Employment Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other employment benefits.

2.    Release of Claims; Agreement Not to File Suit.

a.    Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Release, and (ii) Employee’s employment, and/or termination from employment with the Company.

b.    Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising out of the parties’ employment relationship before the date of this Release or any action taken after the date of this Release pursuant to the Employment Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c.    The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

d.    This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.

e.    This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act.

f.    This Release does not release any claim for payments under Section 9 of the Agreement or any (i) rights of indemnification pursuant to applicable law, Company Bylaws, or any agreement with the Company or (ii) Employee’s rights under any applicable insurance policy with the Company.

3.    Release of Benefit Claims. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Employment Agreement and claims for benefits which are not subject to waiver under the law.

4.    Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which he/she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by the Employee.

5.    Nondisparagement. Neither Employee nor the Company will knowingly and materially make any false statements regarding the Company or Employee, respectively, and the Company, in its official statements, will not knowingly and materially make false statements regarding Employee. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Employee, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

6.    Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

7.    Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

8.    Counterparts. This Release may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

9.    Entire Agreement. This Release and related Employment Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

10.    Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:

Its:

EMPLOYEE:

{*}